Exhibit 99.1

SUPERIOR	Investor Relations Line:
(818) 902-2701 www.supind.com

Contacts:
Superior Industries
Kerry Shiba
(818) 781-4973
NEWS RELEASE
FTI Consulting
Nathan Elwell
(312) 553-6706
Nathan.elwell@fticonsulting.com

Superior Industries Announces Closing of $100 Million Senior Secured Revolving Credit Facility

VAN NUYS, CALIFORNIA - December 22, 2014 - Superior Industries International, Inc. (NYSE:SUP), the largest manufacturer of aluminum wheels for passenger cars and light-duty vehicles in North America, today announced that it has successfully closed a $100 million senior secured revolving credit facility.

As previously announced on November 3, 2014, Superior entered into a commitment letter with J.P. Morgan Securities LLC (the “Lead Arranger”), JPMorgan Chase Bank, N.A. (the "Administrative Agent") and Wells Fargo Bank, National Association, pursuant to which, subject to the terms and conditions therein, the Lead Arranger agreed to structure and arrange a senior secured revolving credit facility in an initial aggregate principal amount of $100,000,000. On December 19, 2014, Superior entered into a senior secured credit agreement that consists of a revolving credit facility (the “facility”) in an initial aggregate principal amount of $100,000,000, and which has a term of five years, expiring on December 19, 2019. The facility also contains an expansion feature providing for additional revolving credit or term loans in an amount up to $50,000,000, which remain uncommitted to by any lenders.

Superior intends to use the borrowings to finance the working capital needs, and for the general corporate purposes, of Superior and its subsidiaries, including, among other things, to pursue future opportunities and projects to support profitable growth and create shareholder value.

About Superior Industries

Superior is the largest manufacturer of aluminum wheels for passenger cars and light-duty vehicles in North America. From its plants in the U.S. and Mexico, the company supplies aluminum wheels to the original equipment market. Major customers include BMW, Chrysler, Ford, General Motors, Mitsubishi, Nissan, Subaru, Tesla, Toyota and Volkswagen. For more information, visit www.supind.com.

Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, borrowing under the facility to finance working capital needs, and for general corporate purposes to pursue future opportunities and projects to support profitable growth and create shareholder value, and use of the expansion feature for additional revolving credit or term loans, and are based on current expectations, estimates and projections about Superior’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors and risks discussed from time to time in Superior’s Securities and Exchange Commission filings and reports, including Superior’s Annual Report on Form 10-K for 2013. These factors and risks relate to items including, but not limited to, general automotive industry and market conditions and growth rates, as well as general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made, and Superior does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.